Letter of Intent (LoI)

             Between DBS Industries and the SAIT-RadioHolland Group



Whereas DBS Industries, Inc. ("DBSI") and SAIT Systems SA ("SAIT"), a 100% subsidiary of SAIT-RadioHolland SA, wish to explore an industrial partnering arrangement, beneficial to both companies, dealing with the E-SAT/NEWSTAR LEO satellite system (DBSI and SAIT both referred to as "the Parties").

Whereas both parties want to lay down their intent in this Letter of Intent:

Therefore, the Parties confirm the following:

1. This LoI & term sheet is not intended to be a legally binding agreement between DBSI and SAIT and all rights and obligations of the Parties with respect to the subject matters covered herein shall be subject to and conditional upon the satisfactory completion of the Parties market and business investigations, the CEO and Boards approvals of the Parties, the negotiation and execution of definitive agreements between the Parties and obtaining the necessary licenses and approvals from the appropriate government authorities.

2. The Parties have the intent to investigate the possibility and the economic feasibility to cooperate, on a non-exclusive basis, on the development, production and exploitation of the E-SAT/NEWSTAR LEO satellite system. The Parties hereto decided to start in good faith investigations and negotiations in accordance with the principles laid down in this LoI.

3. These investigations and negotiations will start at the date of signature of this LoI and the Parties' intent is to reach a final agreement within 90 days.

         The LoI may be terminated before this 90 day period without any liability to either Party either:

         1.       By mutual consent of the Parties; or

         2.       By SAIT if DBSI has not awarded  (directly  or  indirectly)  a
                  contract  to  SAIT  for  the  Preliminary   Design  Review  by
                  September 7, 1998; or

         3. At the time definitive agreements are signed.

4. During the aforementioned period of 90 days the Parties will jointly undertake a review and negotiation of three separate tasks:

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4.1      Task 1

4.1.1 DBSI wishes to enter into agreements, with SAIT as main contractor for the engineering, development and provision of hardware and software for its satellite ground segment.

4.1.2 SAIT wishes to review its capabilities and provide a rough order of magnitude (ROM) for such work, within 1 month from signing the LoI, on the following work subjects:

         I.  Engineering of the satellite ground segment

         1.       Communications system radio links.
         2.       E-SAT User Remote Terminal (ET).
         3. Applications of the ET and interface to specific NEWSTAR products.
         4.       Manufacturing of ET's.

         II.  Provision of Services

         1.       TT & C for NEWSTAR satellites.
         2.       Satellite data processing and scheduling.
         3.       Billing/data delivery to users.

         The Parties will try to reach an agreement upon those work items which can be included in Task 2.

4.1.3 Before September 7, 1998, DBSI will award on for SAIT acceptable conditions a contract to SAIT for the Preliminary Design Review (PDR) of the satellite ground segment. It is anticipated this PDR will take two months.

4.2      Task 2

4.2.1 Given the output of Task 1, the parties will evaluate the potential usage and adaptation of SAIT's previously developed assets, capabilities and property rights for the E-SAT/NEWSTAR LEO satellite system and its operation.

4.2.2 The Parties will try to reach agreement on the value of SAIT's previously developed assets, capabilities and property rights to be used for the E-SAT/NEWSTAR LEO satellite system and its operation and on how this contribution will be recognized or paid for (cash payment or stock ownership, or . . . .).

4.3 A positive conclusion of Task 1 and Task 2 will lead to a formal proposal by SAIT as main contractor for the engineering, development and provision of hardware and software for the satellite ground segment of the E-SAT/NEWSTAR system.



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4.4      Task 3

4.4.1 DBSI wishes to enter into a relationship with SAIT for the marketing rights for the E-SAT/NEWSTAR LEO satellite services for ITU World Zone 1 and for an ownership investment at the level of NEWSTAR/E-SAT/DBSI.

4.4.2 Subject to and conditional upon the satisfactory completion of the due diligence of the business case by SAIT, the CEO and Board approvals of SAIT, the contract signature for the engineering, development and provision of hardware and software for the satellite ground segment of the E-SAT/NEWSTAR system, SAIT investment is intended to be of the order of US$10 million. A major part of the investment (preliminary value is estimated to be US$8 million) will be the contribution of SAIT's previously developed assets, capabilities and property rights (see Task 2).

4.4.3 The Parties will evaluate the creation and ownership investment of a company that will provide the E-SAT/NEWSTAR LEO satellite services in ITU World Zone 1. This company will own the licenses and landing rights for the provision of the E-SAT/NEWSTAR LEO satellite services for ITU World Zone 1.

4.4.4 The Parties confirm that Task 3 will take place in parallel with Task 1 and 2.

4.4.5 The positive conclusion of Task 1 and 2 is not linked to a conclusion of Task 3.

5. The Parties agree that the process under this LoI will be covered with the appropriate confidentiality regarding the business plans and technical information of each Party, which will be shared during the execution of the process under this LoI, with provisions to extend the confidentiality into the future in the event the Parties fail to reach final agreements. (See Non Disclosure Agreement dated April 7, 1998, already signed between the Parties.)

         The Parties agree to hold this LoI in the strictest confidence and shall not release any information regarding the subject of the LoI to any third party without the expressed approval of the other Party.

6. The Parties confirm that by signing this Letter of Intent no Party accepted any obligation except the obligations laid down in clauses
         4.1.3 - 5 - 6 - 7 and 8.

7. This LoI shall be governed by and construed in accordance with the laws in Belgium.

8. All disputes resulting from and/or arising under this LOI shall exclusively be submitted to the judgement of the Courts in Brussels, Belgium.


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Done in Brussels, in two copies, one for each Party on this 25 August 1998.


For SAIT Systems SA                             For DBS Industries Inc.

/s/ G. Seutin     /s/ E. Ceuppens                /s/ F. W. Thompson
G. Seutin         E. Ceuppens                        F. W. Thompson
Director          Director                           President and CEO


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